                                                                      EXHIBIT 12
                             UNION CAMP CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                            SIX MONTHS
                                               ENDED                          YEAR ENDED DECEMBER 31,
                                             JUNE 30,         --------------------------------------------------------
                                               1994             1993        1992        1991        1990        1989
                                            -----------       --------    --------    --------    --------    --------
Income Before Income Taxes, Extraordinary
  Item and Accounting Changes............    $  61,245*       $100,138    $ 65,410    $204,988    $366,018    $469,278
Adjustments:
     Capitalized Interest................       (9,737)         (8,206)    (13,380)    (62,701)    (68,514)    (21,967)
     Amortization of Capitalized
       Interest..........................        7,413          14,125      13,329       9,918      10,322       9,867
                                            -----------       --------    --------    --------    --------    --------
          Total..........................    $  58,921        $106,057    $ 65,359    $152,205    $307,826    $457,178
                                            -----------       --------    --------    --------    --------    --------
Fixed Charges:
     Interest & amortization of debt
       discount and expense and premium
       on all indebtedness...............    $  64,427        $133,117    $149,620    $144,451    $ 99,742    $ 69,767
     Imputed Interest on non-capitalized
       lease payments**..................        5,000           9,664      10,100       5,360       4,340       3,941
                                            -----------       --------    --------    --------    --------    --------
          Total Fixed Charges............    $  69,427        $142,781    $159,720    $149,811    $104,082    $ 73,708
                                            -----------       --------    --------    --------    --------    --------
          Total Earnings.................    $ 128,348        $248,838    $225,079    $302,016    $411,908    $530,886
                                            -----------       --------    --------    --------    --------    --------
                                            -----------       --------    --------    --------    --------    --------
Ratio of Earnings to Fixed Charges.......     1.8***            1.7       1.4****       2.0         4.0         7.2
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   * Includes  $2.2 million representing minority  interest's share of income in certain majority-owned subsidiaries.  Prior years have  not been  restated, due to immateriality.

  ** The basis for calculating imputed interest has been expanded to include additional leases. Years prior to 1992 have not been restated to reflect this change, since the impact on the fixed charge coverage ratio would be immaterial.

 *** Included in earnings for 1994 was a $34.7 million pre-tax gain on the  sale of  a 32% minority  interest in the  Company's Bush Boake  Allen flavor and fragrance business,  partially  offset by  a  non-recurring charge  of  $14 million  to  reflect  the  write  down of  the  carrying  value  of certain non-strategic assets. If such items had not occurred, the ratio of earnings to fixed charges would have been 1.6.

**** Included in earnings for 1992 was a non-recurring charge of $57 million to cover estimated costs to enhance workplace safety. If such charges had not occurred, the ratio of earnings to fixed charges would have been 1.8.